Exhibit 10.6

ZILOG

EMPLOYMENT AGREEMENT AND

NONDISCLOSURE AGREEMENT

This Employment Agreement and Nondisclosure Agreement (the "Agreement") is made by and between ZiLOG, Inc., a Delaware corporation (hereinafter "ZiLOG") and ____________ Michael J. Bradshaw (hereinafter " Bradshaw"), whereby ZiLOG and Bradshaw agree that Bradshaw accepts employment with ZiLOG, as the Senior Vice President, Worldwide Manufacturing Operations of ZiLOG, under the following terms and conditions:

  Term. ZiLOG and Bradshaw agree that Bradshaw will perform as the Senior Vice President, Worldwide Manufacturing Operations of ZiLOG for a period of twenty-four (24) months, commencing on February 27, 2000 and ending February 27, 2002. This Agreement may be extended upon written agreement of ZiLOG and Bradshaw. If during the term of this Agreement a "Change in Control" of ZiLOG occurs, the term of this Agreement will be extended for a period of twenty four (24) months commencing on the earlier of the effective date of the Change in Control or the date this Agreement would otherwise expire; provided, however, in the case of a Change in Control that is subject to an agreement that is executed before the date this Agreement would otherwise expire but becomes effective on a closing date that will occur after the date this Agreement would otherwise expire, there will be no such automatic twenty-four month extension if the closing date does not occur within six (6) months after the date this Agreement would otherwise expire. Under these circumstances the term of this Agreement shall be extended six (6) months from the date it would otherwise expire.

For the purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

    A change in the composition of the board of directors of ZiLOG, Inc., as a result of which fewer than two-thirds of the incumbent directors are directors who either:

    Had been directors of ZiLOG, Inc. twenty-four (24) months prior to such change; or

    were elected, or nominated for election, to the board of directors of ZiLOG, Inc. with the affirmative votes of at least a majority of the directors who had been directors of ZiLOG, Inc. twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination;

    any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than ZiLOG, Inc. (or its designee), by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly of securities of ZiLOG, Inc. representing twenty percent (20%) or more of the combined voting power of ZiLOG, Inc.'s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

    the sale of all or substantially all of the assets of ZiLOG, Inc. to a third party who is not an affiliate (including a parent or subsidiary) of ZiLOG, Inc., or;

    any acquisition of stock, tender offer, merger, consolidation, sale, reorganization, dissolution or other such event or series of events, which in the opinion of a majority of the members of the board of ZiLOG, Inc. (as reflected in a written resolution of the board of ZiLOG, inc.) has resulted in a change of control of ZiLOG, Inc.

  Extent of Services. Bradshaw shall devote his or her entire time, attention and energies to his or her position and duties for ZiLOG and shall not, during the term of this Employment Agreement, be engaged in any other business activity, except as set forth below, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that Bradshaw may engage in: 1) personal investment activities; or 2) service on Boards of Directors of other companies or institutions, consistent with ZiLOG's Conflict of Interest policy; or 3) advisory and community activities that do not affect Bradshaw's time commitment to ZiLOG, and which do not violate ZiLOG's Conflict of Interest policy.

  Compensation.

    Salary. For each month of employment, ZiLOG will pay, or cause to be paid, to Bradshaw the sum of at least $21,088 as base salary. Such sum will be paid in monthly installments or such other normal periodic payment schedule as ZiLOG may establish for its executives. Bradshaw's salary will be reviewed periodically in accordance with established salary review procedures and adjustments to his or her salary, if any, will be based upon such reviews.

    Employee Annual Incentive Plan and Executive Bonus Plan. Bradshaw will be eligible to receive awards and payouts in accordance with the terms of ZiLOG's annual incentive plan (hereinafter "Annual Bonus"), and ZiLOG's annual deferred executive bonus plan (hereinafter "Executive Bonus") as such plans may be modified from time to time. A copy of such plans, as currently comprised, has been provided to Bradshaw, and Bradshaw acknowledges receipt of the same. Bradshaw acknowledges and agrees that such plans may be terminated, replaced or otherwise modified on a prospective basis in any way and at any time, and from time to time, by ZiLOG's Board of Directors, acting in its sole and absolute discretion. Bradshaw acknowledges and agrees that Bradshaw has no right to any Annual Bonus or Executive Bonus other than that which has been accrued and vested under and pursuant to the terms of such plans.

    ZiLOG Employee Stock Option Plan. ZiLOG has provided to Bradshaw stock options under the 1998 ZiLOG, Inc. Long Term Stock Incentive Plan and/or the 1998 ZiLOG, Inc. Executive Officer Stock Incentive Plan (hereinafter collectively referred to as the "Stock Plan"). A copy of such Stock Plan, as currently comprised, has been provided to Bradshaw, and Bradshaw acknowledges receipt of the same. Vesting will continue in accordance with the Stock Plan provisions during the term of this Agreement.

    ZiLOG Deferred Compensation Plan. Bradshaw shall be entitled to participate under ZiLOG's Deferred Compensation Plan, in accordance with the terms and conditions of such Deferred Compensation Plan as may exist from time to time.

  Benefits. As a Senior Vice President of ZiLOG, Bradshaw will be entitled to such benefits as ZiLOG normally provides its executives. In addition, ZiLOG will provide Bradshaw with Directors and officers (D&O) insurance in an amount deemed appropriate by the Company. Bradshaw shall be subject to all terms and conditions of such plans, including, without limitation, any age and service requirements, which may be imposed by such plans. Bradshaw acknowledges and agrees that ZiLOG may implement new plans or may discontinue any plans or benefits now existing or hereafter implemented at any time, in its sole and absolute discretion.

  Company Policies. Bradshaw agrees to be bound by all ZiLOG Company Policies applicable to its employees including but not limited to Business Ethics, Conflict of Interest, Proprietary Information and Antitrust Compliance, and Bradshaw agrees to sign any such documents as ZiLOG requests evidencing such agreement.

  Termination of Employment. ZiLOG reserves the right to terminate the employment of Bradshaw at any time during the term of this Agreement, for any reason or for no reason, with or without cause, by giving Bradshaw at least thirty (30) days written notice of such termination or compensation in lieu of notice; and Bradshaw may terminate his or her employment by giving at least thirty (30) days written notice to ZiLOG. ZiLOG reserves the right to accelerate any deferred resignation date given it by Bradshaw, and any such acceleration of such date will not alter the character of such termination from voluntary to involuntary.

  Payment Upon Termination. Notwithstanding any other provisions of this Agreement to the contrary, ZiLOG's obligations to Bradshaw, if his or her employment with ZiLOG is terminated prior to the end of this Agreement, shall be as follows:

    If Bradshaw voluntarily resigns his or her employment for 1) other than Good Reason (as defined in paragraph 7(B) below) or 2) other than Retirement (as defined in Paragraph 7(C) below) or 3) other than the sale, merger or change in ownership of ZiLOG (as defined in paragraph 7(G) below) prior to the termination date of this Agreement, Bradshaw will be entitled to: (1) base salary then due and owing for services previously performed, (2) payouts under the Annual Bonus plan which became payable to Bradshaw pursuant to the terms of the Annual Bonus plan prior to the effective date of resignation, and (3) payouts under the Executive Bonus plan which became payable to Bradshaw pursuant to the terms of the Executive Bonus plan prior to the effective date of resignation. Upon payment of the foregoing items, ZiLOG will have no further obligation to Bradshaw.

    If Bradshaw voluntarily resigns his or her employment for Good Reason, as defined herein, prior to the termination date of this Agreement, and if Bradshaw executes a general release agreement of all known and unknown claims against ZiLOG and its directors, officers, shareholders, employees and agents in a form proposed by ZiLOG's legal counsel and agreed to by Bradshaw following review and modification as necessary (the "Release"), and does not revoke or otherwise rescind the Release in accordance with its terms, Bradshaw will be entitled to the benefits provided in Paragraph 7(D) below. In the event Bradshaw fails to execute the Release or revokes or otherwise rescinds the release prior to it becoming fully effective, then Bradshaw shall only be entitled to the payments described in subparagraph (A), above. Good Reason, as used herein, shall mean:

    a reduction in Bradshaw's authority, responsibility or status such that Bradshaw ceases to be an "officer" as that term is defined in the regulations under Section 16 of the Securities Exchange Act of 1934;

    a reduction in Bradshaw's base salary other than in connection with a general reduction applicable to the Senior Vice Presidents of ZiLOG who are members of the Executive Council;

    a reduction in form and effect or cessation of any benefit or compensation plan, except the Annual Bonus, the Executive Bonus, the Deferred Compensation Plan, or those that may occur for the ZiLOG employee group in general in accord with a general policy change;

    a requirement to relocate, except for office relocations that would not increase Bradshaw's one-way commute distance by more than 20 miles;

    any material breach of this Agreement on the part of ZiLOG not fully remedied by ZiLOG within sixty (60) days after written notice by Bradshaw of such breach.

    If Bradshaw retires as defined in POL #054 prior to the termination date of this Agreement, Bradshaw will be entitled to the following at the effective date of retirement: (1) base salary then due and owing for services previously performed, (2) payouts under the Annual Bonus plan for awards made prior to the effective date of the retirement, and (3) payouts under the Executive Bonus plan for awards made prior to the effective date of the retirement. Annual Bonus and Executive Bonus awards may also be granted at ZiLOG's sole discretion for the year in which the retirement occurs, prorated to the date of the retirement. Payouts for all awards will be made at the same time and on the same schedule as those for active employees. Upon the payment of the foregoing items, ZiLOG will have no further obligation to Bradshaw.

    If ZiLOG terminates Bradshaw's employment during the term of this Agreement other than for 1) Cause or Detrimental Activity as defined in 7(E) below, or 2) the sale, merger or change in ownership of ZiLOG (as defined in paragraph 7(G) below), and if Bradshaw executes a Release and does not revoke or otherwise rescind the Release prior to its becoming fully effective, Bradshaw will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, (2) payouts under the Annual Bonus plan for awards made to Bradshaw prior to the effective date of termination of employment which payouts are payable to Bradshaw pursuant to the terms of Annual Bonus prior to expiration of the term of this Agreement, (3) payouts under the Executive Bonus plan for awards made to Bradshaw prior to the effective date of termination of employment which payouts are payable to Bradshaw pursuant to the terms of the Executive Bonus prior to expiration of the term of this Agreement and (4) continued vesting of stock options granted under the Stock Plan for the term remaining in this Agreement. Bradshaw will not be eligible for awards under the Annual Bonus plan or the Executive Bonus plan made after the date on which Bradshaw's employment at ZiLOG ceased or for payouts made on any awards after the expiration date of this Agreement. Upon the payment of the foregoing items, ZiLOG will have no further obligation to Bradshaw. If Bradshaw fails to execute the Release, or if Bradshaw revokes or otherwise rescinds the Release prior to it becoming fully effective, then Bradshaw shall be only entitled to receive those payments described in subparagraph (A), above.

    If ZiLOG terminates Bradshaw during the term of this Agreement for Cause, or for Detrimental Activity as defined herein, ZiLOG will have no further monetary obligation to Bradshaw other than: (1) any base salary then due and owing for services previously performed, (2) payouts under the Annual Bonus plan which become payable to Bradshaw pursuant to the terms of the Annual Bonus plan prior to the effective date of termination, and (3) payouts under the Executive Bonus plan which become payable to Bradshaw pursuant to the terms of the Executive Bonus plan prior to the effective date of termination. Cause or Detrimental Activity shall be a willful violation of a major company policy, conviction of any criminal or civil law involving moral turpitude, willful misconduct which results in a material reduction in Bradshaw's effectiveness in the performance of his or her duties, willful and reckless disregard for the best interests of the Company, or failure to perform Bradshaw's duties to the reasonable satisfaction of ZiLOG's Board of Directors, after receipt of no less then sixty (60) days written notice and opportunity to cure such failures from ZiLOG.

    If Bradshaw ceases to be an employee of ZiLOG during the term of this Agreement because of total and permanent disability or death, ZiLOG's obligations to Bradshaw or Bradshaw's beneficiaries will be limited solely to: (1) any base salary then due and owing for services previously performed, (2) payouts in accordance with the terms of the Annual Bonus plan, (3) payouts in accordance with the terms of the Executive Bonus plan and (4) any benefits including Stock Plan benefits normally provided by ZiLOG to its employees due to or on account of total and permanent disability or death.

    If Bradshaw leaves his or her employment, either voluntarily for Good Reason or involuntarily for reasons other than for Cause or Detrimental Activity, following the effective date of a Change in Control prior to the termination date of this Agreement, and if Bradshaw executes a Release and does not revoke or otherwise rescind the Release prior to the date it becomes fully effective, then Bradshaw will be entitled to receive the following: (1) the then current base salary for the period remaining in this Agreement, payable in a cash lump sum not more than five (5) business days following the date the Release becomes fully effective, (2) payouts under the Annual Bonus plan for awards made prior to the effective date of termination of employment, and (3) payouts under the Executive Bonus plan for awards made prior to the effective date of termination of employment. The Annual Bonus and Executive Bonuses shall also be awarded for the year in which the termination of employment occurs and shall be calculated in accordance with the terms of such arrangements assuming the date of Bradshaw's termination is the last day of ZiLOG's fiscal year and based on ZiLOG's financial performance for the portion of such fiscal year that includes calculated financials for ZiLOG as a separate entity. All of the above Annual Bonus and Executive Bonus awards shall be paid in a cash lump sum within five (5) business days of the date Bradshaw's Release becomes fully effective. If Bradshaw executes the Release and does not revoke or otherwise rescind the Release prior to its becoming fully effective, then all outstanding unvested stock options whether granted under Executive Officer Stock Plan or otherwise will continue to vest for the period of time remaining in the Agreement (the "Continuation Period") and, regardless of the provisions of the Stock Plan or any other plans or agreements, the Continuation Period shall be counted as employment with ZiLOG for purposes of vesting under all options and for purposes of determining the expiration date of any stock options held by Bradshaw when Bradshaw's employment terminates. During the remaining term of this Agreement, Bradshaw (and, where applicable, Bradshaw's dependents) shall be entitled to continue participation in the group insurance plans maintained by ZiLOG, including life, disability and health insurance programs, as if Bradshaw were still an employee of ZiLOG. To the extent that ZiLOG finds that to cover Bradshaw under its group insurance policies during such period may violate the terms of such policies, ZiLOG shall, at ZiLOG's option, either pay Bradshaw's payments under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA" ), conditioned upon Bradshaw electing coverage under COBRA, or provide Bradshaw with individual policies which offer at least the same level of coverage and which impose not more than the same costs on Bradshaw as if he or she were still an employee of ZiLOG. The foregoing notwithstanding, in the event that Bradshaw becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by ZiLOG under this paragraph shall terminate immediately. In the event Bradshaw fails to execute the Release, or in the event Bradshaw revokes or otherwise rescinds the Release prior to it becoming fully effective, then, notwithstanding any other provision in this subparagraph (G) to the contrary, Bradshaw shall only be entitled to receive those amounts set forth in subparagraph (A), above.

Except as provided in the paragraph immediately following, upon payment of the foregoing items, ZiLOG will have no further obligation to Bradshaw.

In the event that it is determined that any payment or distribution of any type to or for the benefit of Bradshaw made by ZiLOG, any of its affiliates, by any person who acquires ownership or effective control of ZiLOG or ownership of a substantial portion of ZiLOG's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Bradshaw shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that shall fund the payment by Bradshaw of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

All mathematical determinations and all determinations of whether any of the total Payments are "parachute payments" (within the meaning of Section 280G of the Code) that are required to be made hereunder, including all determinations of whether a Gross-Up Payment is required and of the amount of such Gross-Up Payment, shall be made by the independent auditors retained by ZiLOG most recently prior to the Change In Control (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to ZiLOG and to Bradshaw within seven (7) business days of the date Bradshaw's Release becomes fully effective, if applicable, or such earlier time as is requested by ZiLOG or by Bradshaw (if Bradshaw reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Auditors determine that no Excise Tax is payable by Bradshaw, it shall furnish Bradshaw with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that Bradshaw has substantial authority not to report any Excise Tax on Bradshaw's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Bradshaw within five (5) business days after the Determination is delivered to ZiLOG and Bradshaw. Any determination by the Auditors shall be binding upon ZiLOG and Bradshaw, absent manifest error.

As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditors hereunder, it is possible that Gross-Up Payments not made by ZiLOG should have been made (" Underpayments") or that Gross-Up Payments will have been made by ZiLOG which should not have been made ("Overpayments"). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by ZiLOG to or for the benefit of Bradshaw. In the case of an Overpayment, the employee shall, at the direction and expense of ZiLOG, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, ZiLOG and otherwise reasonably cooperate with ZiLOG to correct such Overpayment; provided, however, that (a) Bradshaw shall in no event be obligated to return to ZiLOG an amount greater than the net after-tax portion of the Overpayment that Bradshaw has retained or has recovered as a refund from the applicable taxing authorities, and (b) this provision shall be interpreted in a manner consistent with the intent of this excise tax restoration provision which is to make Bradshaw whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Bradshaw's repaying to ZiLOG an amount which is less than the Overpayment.

  Employee Representations. Bradshaw represents to ZiLOG that to the best of Bradshaw's knowledge Bradshaw is under no obligation to any employer or third party which would preclude Bradshaw's full, complete and unfettered discharge of Bradshaw's duties under this Agreement.

  Confidentiality Obligations of Employee: Bradshaw shall, in addition to Bradshaw's other obligations set forth herein, have the following confidentiality obligations hereunder:

    Bradshaw acknowledges that, both prior to the commencement of this Agreement and during the term of Bradshaw's employment with ZiLOG, Bradshaw has had and shall continue to have access to and become acquainted with certain information concerning the operations of ZiLOG and the intellectual property of ZiLOG, including, without limitation, certain plans, drawings, specifications, techniques or other confidential information or trade secrets (hereinafter collectively referred to as the "Confidential Information"), which Confidential Information includes, without limitation, any trade secrets, trademarks, service marks, patent rights, patent application rights, data, software, source code, object code, databases, libraries, methodologies, flowcharts, software specifications, or other information relating to any intellectual property, processes for developing the intellectual property, know-how, designs, systems, formulae or development work; ideas for future software or other intellectual property development; customer lists; supplier lists; business plans or planning information; marketing information; financial information; pricing information and sensitivities of goods and/or services provided; works of authorship; techniques, specifications or other information; the identity of, title of or compensation or other benefits paid to or made available to employees and independent contractors of ZiLOG; and any other subject matter pertaining to the business of ZiLOG, to the intellectual property of ZiLOG, to the employees or independent contractors of ZiLOG, to the rights protected hereunder, or to any future development of other intellectual property by ZiLOG. Bradshaw acknowledges and agrees that any information or data provided by ZiLOG to Bradshaw bearing the label or stamp "Confidential" or "Confidential Information" shall conclusively be deemed to be Confidential Information hereunder; PROVIDED, HOWEVER, that Bradshaw further acknowledges that the absence of such a stamp or legend shall not raise any presumption that such information or data is not Confidential Information, and all information enumerated in this paragraph shall be presumed to be Confidential Information of ZiLOG, whether or not so labeled.

    Bradshaw shall, at all times during the effective period of this Agreement, and at all times thereafter, hold in the strictest confidence and in trust for the benefit of ZiLOG any Confidential Information which becomes known to Bradshaw from any source whatsoever, whether it becomes known prior to or after the date hereof. Bradshaw acknowledges that this obligation will extend after the termination of this Agreement until such time as the specific information enters the public domain through no fault of Bradshaw or any agent, Bradshaw or contractor of Bradshaw. Bradshaw agrees that, during the term hereof and thereafter, Bradshaw owes a duty to hold all Confidential Information and any other information described herein, in the strictest confidence, and shall not disclose it to any third parties, except as is necessary and has been approved by ZiLOG in properly carrying out Bradshaw's duties hereunder, and Bradshaw agrees that Bradshaw will not use any such information for the benefit of anyone other than ZiLOG.

    All Confidential Information shall be the sole property of ZiLOG and its assigns, and ZiLOG and its assigns shall be the sole owner of all copyrights, trade secret rights, patent rights, patent application rights, trademarks, service marks, intellectual property rights and any other rights in connection therewith. Bradshaw hereby assigns to ZiLOG any rights Bradshaw may have or acquire in such Confidential Information. At all times, both during Bradshaw's employment and after its termination, Bradshaw will keep in confidence and trust all Confidential Information and will not use or disclose any Confidential Information or anything relating to it without the written consent of ZiLOG, except as may be necessary in the ordinary course of performing duties to ZiLOG and has been approved by ZiLOG. Bradshaw acknowledges that Confidential Information taken by memory or any other intangible means is fully covered by this Agreement, and is subject to all terms hereof.

    All documents, records, manuals, apparatus, equipment, software and other physical property, whether or not pertaining to Confidential Information, furnished to Bradshaw by ZiLOG or produced by Bradshaw or others in connection with Bradshaw's employment with ZiLOG shall be and remain the sole property of ZiLOG, and shall be returned to it immediately as and when requested by ZiLOG. Even if ZiLOG does not so request, Bradshaw shall return and deliver all such property upon termination of Bradshaw's employment with ZiLOG for any reason, and Bradshaw shall not take any such property or any reproduction thereof upon termination.

    Bradshaw will promptly disclose to ZiLOG, or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by Bradshaw, either alone or jointly with others, during the term of this Agreement (all of such improvements, inventions, formulas, ideas, processes, techniques, know-how and data shall be hereinafter collectively called "Information"). In the event of termination of Bradshaw's employment with ZiLOG, Bradshaw shall sign and deliver the "Termination Certificate" attached hereto as Exhibit "A".

    Part of Bradshaw's employment with ZiLOG may be to develop, invent and enhance the intellectual property of ZiLOG including, without limitation, the Confidential Information. Bradshaw agrees that all Information which Bradshaw develops (in whole or in part, either alone or jointly with others) and which development (i) involved the use of equipment, supplies, facilities or trade secret information of ZiLOG; or (ii) involves time for which Bradshaw is compensated by ZiLOG; or (iii) relates to the business of ZiLOG or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Bradshaw for ZiLOG, shall be the sole property of ZiLOG and its assigns, and ZiLOG and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Bradshaw hereby assigns to ZiLOG any rights Bradshaw may have or acquire in such Information. As to all such Information and improvements, Bradshaw agrees to assist ZiLOG in every proper way, at ZiLOG's expense, to obtain and from time to time enforce patents, copyrights, trade secret rights and any other rights on said Information and improvements in any and all countries, and to that end, Bradshaw will execute all documents for use in applying for and obtaining patents and copyrights thereon and enforcing the same, as ZiLOG may desire, together with any assignments thereof to ZiLOG or persons or entities designated by it. Bradshaw's obligation to assist ZiLOG in obtaining and enforcing patents, copyrights, trade secret rights or other rights for such Information and improvements in any and all countries shall continue beyond the termination of Bradshaw's employment with ZiLOG, but ZiLOG shall compensate Bradshaw at a reasonable rate after termination for time actually spent by Bradshaw at ZiLOG's request on such assistance. In the event that ZiLOG is unable for any reason whatsoever to secure Bradshaw's signature to any lawful and necessary document required to apply for or execute any patent, copyright, trade secret right or other applications with respect to such Information and improvements (including renewals, extensions, continuations, divisions or continuations in part thereof), Bradshaw hereby irrevocably designates and appoints ZiLOG and its duly authorized officers and agents as Bradshaw's agent and attorney-in-fact to act for and in Bradshaw's behalf, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, intellectual property rights or any other rights thereon with the same legal force and effect as if executed by Bradshaw.

    As a matter of record, Bradshaw attaches hereto as Exhibit "B" a complete list of all Information or improvements relevant to the subject matter of this Agreement which has been made or conceived or first reduced to practice by Bradshaw alone or in conjunction with others prior to Bradshaw's employment with ZiLOG which Bradshaw desires to remove from the operation of this Agreement, and Bradshaw represents and warrants that such list is complete. If Exhibit " C" is not filled out or is not attached to this Agreement, then Bradshaw represents and warrants that Bradshaw has no such Information and improvements at the time of executing this Agreement.

    Bradshaw represents and warrants that Bradshaw's performance of all of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Bradshaw in confidence or in trust prior to Bradshaw's employment by ZiLOG. Bradshaw has not entered into, and agrees that Bradshaw will not enter into, any agreement, either written or oral, in conflict herewith.

    Bradshaw represents and warrants that the execution of this Agreement, Bradshaw's employment with ZiLOG, and Bradshaw's performance of Bradshaw's duties hereunder will not violate any obligations Bradshaw may have with any former employer.

    Any provision in this Agreement requiring Bradshaw to assign Bradshaw's rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code or of any comparable statute of any other jurisdiction in which Bradshaw may perform Bradshaw's duties hereunder. That section provides that the requirement to assign "shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and was developed entirely on the Bradshaw's own time and (a) which does not relate (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Bradshaw for the employer". However, Bradshaw will disclose any Information as required by subparagraph (e), above, regardless of whether Bradshaw believes the Information is protected by Section 2870 (or such other comparable statute from another jurisdiction in which Bradshaw performs Bradshaw's duties hereunder), in order to permit ZiLOG to engage in a review process to determine such issues as may arise. Such disclosure shall be received in confidence by ZiLOG. Bradshaw acknowledges and understands that Bradshaw bears the full burden of proving to ZiLOG that an invention qualifies fully under Section 2870 (or a comparable statute from another jurisdiction in which Bradshaw performs Bradshaw's duties hereunder). By signing this Agreement, Bradshaw acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870. Notwithstanding the foregoing, Bradshaw also assigns to ZiLOG any rights Bradshaw may have or acquire in any Information, full title to which is required to be in the United States by a contract between ZiLOG and the United States or any of its agencies.

    In the event of a breach or threatened breach of this paragraph by Bradshaw, ZiLOG shall be entitled to an injunction restraining Bradshaw from disclosing, in whole or in part, any Confidential Information. Nothing in this Agreement shall be construed as prohibiting ZiLOG from pursuing any other remedies available to ZiLOG for disclosure, including the recovery of actual and consequential damages from Bradshaw.

    The provisions of this Paragraph shall continue notwithstanding the termination of this Agreement or Bradshaw's employment with ZiLOG, and Bradshaw's obligations hereunder shall survive the termination of this Agreement.

  Alienation of Intellectual Property; Assignment of Agreement: It is expressly understood and agreed that Bradshaw shall not, under any circumstances, transfer or attempt to transfer possession or title to any intellectual property or any products incorporating intellectual property of ZiLOG, or products incorporating intellectual property of ZiLOG, whether or not such property, rights or products constitute Confidential Information, or any part thereof to any person; or assign any rights whatsoever under this Agreement, whether absolutely or by way of security or encumbrance or otherwise, to any person. Bradshaw acknowledges and agrees that Bradshaw's rights pursuant to this Agreement are personal to Bradshaw, and may not be transferred to any party whatsoever, whether by way of security or otherwise, whether in whole or in part. Any attempted transfer or assignment shall constitute a material breach of this Agreement.

  No Solicitation of Employees: Bradshaw acknowledges and agrees that the identities, job titles, job duties, salaries and other information concerning employees or independent contractors of ZiLOG constitute Confidential Information and trade secrets of ZiLOG. Bradshaw agrees that Bradshaw will not, either during the term hereof or following its termination, disclose any information concerning the employees or independent contractors of ZiLOG to any person or entity, and agrees that Bradshaw will not solicit the employees or independent contractors of ZiLOG to perform services on behalf of any other person or entity, whether or not such employee or independent contractor continues to perform services on behalf of ZiLOG. Bradshaw agrees that if Bradshaw breaches the provisions of this paragraph, ZiLOG, in addition to any and all other rights and remedies available to ZiLOG under this Agreement, at law, or in equity, shall have the right to an injunction prohibiting Bradshaw from continuing to breach Bradshaw's obligations hereunder, and Bradshaw agrees that Bradshaw will not interject any defense that an adequate remedy exists at law and, therefore, the remedy of an injunction is not appropriate. The provisions of this paragraph shall survive the termination of this Agreement.

  Arbitration: ZiLOG and Bradshaw agree that any unresolved dispute which may arise under the provisions of this Agreement shall, upon the written demand of either party, be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that any and all civil discovery mechanisms available to Superior Court litigants in the State of California shall be available to either party hereunder. The written determination of the arbitration shall be final, binding and conclusive on the parties. The cost of filing the arbitration shall be borne by the party demanding arbitration. Compensation of the arbitrators and all administrative expenses shall be borne equally until a final award and/or decision is rendered. At such time, the prevailing party, as determined by the arbitrator(s) shall be entitled to recover all costs and fees paid as compensation to the arbitrators.

  Notices. Any notices required to be given hereunder shall be in writing, and if by ZiLOG shall be addressed to Bradshaw as indicated in ZiLOG's personnel records or such other address as Bradshaw shall specify in writing, and if by Bradshaw to ZiLOG at:

  ZiLOG, Inc.

  Suite 110

  910 East Hamilton Avenue

  Campbell, California 95008

  ATTENTION: Senior Vice President, Human Resources

  Such addresses may be changed by written notice from either ZiLOG or Bradshaw, to the other.

  Amendment. This Agreement may be amended only in writing, signed by both parties hereto.

  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon ZiLOG, its successors and assigns. Bradshaw may not assign, transfer, pledge or hypothecate any of Bradshaw's rights or obligations hereunder, awards or payouts under Annual Bonus or the Executive Bonus or other compensation to which he may be entitled hereunder. ZiLOG will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of ZiLOG to assume expressly and agree, in substance and form satisfactory to Bradshaw, to perform this Agreement in the same manner and to the same extent ZiLOG would be required to perform it if no succession had taken place.

  Waiver of Breach. The waiver by ZiLOG of a breach of any provision of this Agreement by Bradshaw shall not operate or be construed as a waiver of any subsequent breach by Bradshaw.

  Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

  Entire Agreement. This entire Agreement consists of this document, together with the following documents attached as exhibits to this Agreement:

    Bradshaw Proprietary Rights and Non-Disclosure Agreement, attached as Exhibit C;

    Conflict of Interest Statement, attached as Exhibit D;

    Policy on Business Ethics, attached as Exhibit E; and

    POL #054, attached as Exhibit F.

    Annual Bonus or Other Bonus Plan As It Is Renamed

Bradshaw agrees to execute copies of each of the foregoing documents listed above as applicable and deliver them to ZiLOG concurrently herewith.

  Governing Law. This Employment Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles.

Executed effective ______________

(DATE)

By___________________________ By___________________________

Dated ________________________ Dated _______________________

EXHIBIT "A"

TERMINATION CERTIFICATE

ZiLOG, INC.

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return any records, documents, software, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, manuals, proposals, or copies of them, or other documents or materials, equipment or other property of any kind or character belonging to ZiLOG, INC., a California corporation ("Employer"), or its successors or assigns.

I further certify that I have complied with and will continue to comply with all of the terms set forth in the Employment Agreement and Nondisclosure Agreement signed by me with Employer including the reporting of any Information (as defined therein) conceived or made by me covered by the Agreement.

I further agree that in compliance with the Employment Agreement and Nondisclosure Agreement, I will preserve as confidential all trade secrets, data, know-how, designs, systems, formulae or development work; customer lists; business plans or planning information; financial information; works of authorship; techniques, specifications or other information; and any other subject matter pertaining to the business of Employer, to the rights of Employer protected under the Employment Agreement and Nondisclosure Agreement between myself and Employer, or to any future development of other products by Employer.

Dated: ____________________ ___________________________

EXHIBIT "B"

LISTING OF INVENTIONS

EXEMPT FROM PROVISIONS OF

EMPLOYMENT AGREEMENT AND

NONDISCLOSURE AGREEMENT

LISTING OF INVENTIONS

EXEMPT FROM PROVISIONS OF

EMPLOYMENT AGREEMENT AND

NONDISCLOSURE AGREEMENT

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ZiLOG, INC., a California corporation ("Employer") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Employer that I desire to remove from the operation of the Employment Agreement and Nondisclosure Agreement which I am entering into with Employer:

_____ No inventions or improvements.

_____ See below.

_____ Additional sheets attached.

I propose to bring to my employment the following materials and documents of a former employer:

_____ No materials or documents.

_____ See below.

_____ Additional sheets attached.

Dated: ____________________ ___________________________